SAMUEL H. WONG & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
China Architectural Engineering, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 30, 2010 on the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2009, 2008 and 2007, included in this Form 10-K/A-No.2, into the Company's previously filed Registration Statement Form S-8 (File No. 333- 164456).

Samuel H. Wong & Co., LLP
Certified Public Accountants

South San Francisco, California
May 13, 2010

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